Exhibit 99.(14)

Consent Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Comparison of Other Service Providers”, “Financial Highlights”, “Financial Statements and Experts” and “Representations and Warranties” in the Proxy Statement and Prospectus and “Financial Statements” in the Statement of Additional Information of Morgan Stanley Frontier Emerging Markets Fund, Inc. included in this Registration Statement on Form N-14 and to the incorporation by reference of our report, dated December 22, 2011, on the financial statements and financial highlights of Morgan Stanley Frontier Emerging Markets Fund, Inc. as of October 31, 2011 included in this Registration Statement on Form N-14 of Morgan Stanley Frontier Emerging Markets Fund, Inc.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts
June 29, 2012